EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Limbach Holdings, Inc. Announces Appointment of
Linda G. Alvarado to the Board of Directors

PITTSBURGH, PA. – September 1, 2021 -- Limbach Holdings, Inc. (NASDAQ: LMB) (“Limbach” or the “Company”) announced today the appointment of Linda G. Alvarado to the Company’s Board of Directors, effective as of August 26, 2021. Ms. Alvarado brings a wealth of experience in the construction industry, most notably as a founder, President and Chief Executive Officer of Alvarado Construction, Inc., a commercial general contractor, development, design/build, and construction management company in the United States and internationally. Ms. Alvarado is also an owner of the Colorado Rockies Major League Baseball Club, as well as the President of Palo Alto, Inc., and the Alvarado Restaurant Entities which owns and operates YUM! Brands restaurants in multiple states. Previously, Ms. Alvarado served as a director of several public companies in diverse industries, including 3M, Cypress AMAX Minerals, Lennox International, Pitney Bowes, Pepsi Bottling Group, Qwest Communications International, and the United Banks of Colorado.

In addition to her career experience, Ms. Alvarado was named by Hispanic Business Magazine and Latino Leaders Magazine as One of the Most Influential Hispanics in America and voted by viewers as “The Most Inspiring Latino in America” for the American Latino Television Awards. She was also featured in the 2016 and 2017 Georgia Pacific Company BRAWNY Media Campaign Celebrating Woman’s History Month. Along with U.S. Attorney General Janet Reno and Maya Angelou, Linda was presented the Sara Lee Corporation Frontrunner award for exemplary achievements and leadership. Linda was a founding member and past Chairman of the Denver Hispanic Chamber of Commerce and a Presidential Appointee as a Commissioner of the White House Initiative for Hispanic Excellence in Education. She is actively involved in supporting many charitable organizations and is also one of the founding trustees of the Colorado Latino Community Foundation, the Rose Community Foundation, and the Taco Bell Foundation.

Ms. Alvarado brings to the Board of Directors her significant management and operational experience as a principal of several diverse business enterprises, as well as an understanding of finance, strategic growth planning, capital allocation, marketing, workforce and human resources issues. Ms. Alvarado’s experience as a member of other public company boards of directors contributes to her understanding of corporate governance, regulatory compliance, financial matters, and public company issues in the building and construction sector.

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Ms. Alvarado studied economics at Pomona College and received a doctorate in business leadership from Duquesne University. Ms. Alvarado also holds an honorary doctorate in commercial science from Dowling College and serves as an honorary dean of real estate and construction at Daniels College of Business at the University of Denver.

Charlie Bacon, Chief Executive Officer of Limbach commented, “We are excited to welcome Linda Alvarado to our Board of Directors. Her extensive background in management, finance, and planning for major corporations will benefit us immensely. Over time, we have worked to grow our Company’s Board of Directors with individuals who provide diverse perspectives to our business. Extensive background and knowledge of the industry from different perspectives assists in our ability to advance the Company to its fullest potential. We expect Ms. Alvarado’s attributes and experiences, both in a professional capacity along with work in her community, will contribute to the overall growth and expansion of our business. We know she will be an asset to Limbach and we welcome her to the Company’s Board of Directors.”

Ms. Alvarado was appointed to fill a vacancy created by the previously announced retirement of Larry G. Swets.

About Limbach
Limbach is an integrated building systems solutions firm whose expertise is in the design, modular prefabrication, installation, management and maintenance of heating, ventilation, air-conditioning (“HVAC”), mechanical, electrical, plumbing and controls systems. Our market sectors primarily include the following: healthcare, life sciences, data centers, industrial and light manufacturing, entertainment, education and government. With 22 offices throughout the United States and Limbach's full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, Limbach is positioned as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the impact of the COVID-19 pandemic on the construction industry in the first quarter and future periods, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of the Company to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual

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results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations

The Equity Group, Inc.
Jeremy Hellman, CFA
Vice President
(212) 836-9626 / jhellman@equityny.com
or
Limbach Holdings, Inc.
S. Mathew Katz
Executive Vice President
(212) 201-7006 / matt.katz@limbachinc.com